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                                                                    EXHIBIT 10.4


                                EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT is made as of the 15th day of March, 1999, by and between NORTHCOAST ACQUISITION CORP., an Ohio corporation (the "Company"), and MARK A. BAUMAN ("Executive").


                                    WITNESSETH:

          WHEREAS, Executive has been a principal officer and shareholder of each of Northcoast of America Cryogenic Inc. ("Northcoast/America"), NCI Sales and Leasing, Inc. ("NCI"), Northcoast of Texas Cryogenics, Inc. ("Northcoast/Texas"), and Northcoast of Kansas Cryogenics, Inc. ("Northcoast/Kansas"), each an Ohio corporation (collectively, the "Target Companies"), and has obtained valuable knowledge and experience pertaining to the Target Companies' respective businesses of manufacturing, selling and servicing cryogenic equipment and systems and related products and services (collectively, the "Business");

          WHEREAS, the Company has acquired substantially all of the assets of each of Northcoast/Texas and Northcoast/Kansas pursuant to a certain Asset Purchase Agreement, dated today, among the Company, Northcoast/Texas, Northcoast/Kansas, Executive and Patrick J. Flynn (the "Asset Purchase Agreement"), and has acquired all of the capital stock of Northcoast/America pursuant to a certain Stock Purchase Agreement, dated today, between the Company and Executive (the "Stock Purchase Agreement"); and Chart Industries, Inc., a Delaware corporation and the sole shareholder of the Company ("Chart"), has acquired all of the capital stock of NCI pursuant to a certain Agreement and Plan of Merger, dated today, among Chart, NCI Acquisition Corp., an Ohio corporation and wholly owned subsidiary of Chart, NCI, Executive and Patrick J. Flynn (the "Merger Agreement");

          WHEREAS, as a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, the Stock Purchase Agreement and the Merger Agreement, Executive and the Company desire to enter into an agreement providing for the employment of Executive by the Company and for certain arrangements upon the termination of Executive's relationship with the Company under the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Executive hereby agree as follows:

          1. EMPLOYMENT. Beginning on the date hereof and continuing for a period of three (3) years thereafter, unless terminated earlier pursuant to
Section 8 of this Agreement, the Company shall employ Executive as President of the Company, and Executive hereby accepts such employment and agrees to perform all duties consistent with such position that are assigned to him from time to time by the Board of Directors of the Company or its designee (the "Board"). The term of this Agreement automatically shall be extended for additional one-

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year periods unless either party notifies the other party in writing at least thirty (30) days prior to the end of the then current term that it does not wish to extend the term of this Agreement. The period of time during which Executive is employed by the Company is referred to herein as the "Employment Period." During the Employment Period, Executive shall devote his full time and best efforts to the business and welfare of the Company. Such duties shall be rendered primarily at the Company's facility in Ottawa Lake, Michigan, and the surrounding area, and shall include such regular travel as is necessary in connection with the performance of his duties hereunder.

          2.   SALARY AND BONUSES.

               (a) BASE SALARY. During the Employment Period, the Company will pay Executive for his services a base salary at the annual rate of $125,000.00, which salary shall be payable in accordance with the Company's standard payroll practices. The Board, in its sole and absolute discretion, may increase such base salary based on an annual review of Executive's performance.

               (b) ANNUAL BONUS. During the Employment Period, Executive shall be entitled to participate in an annual bonus plan under which Executive shall receive, with respect to each fiscal year or partial fiscal year of the Company during the Employment Period, such percentage of the Annual Bonus Pool (as defined below), if any, as the Board shall determine with respect to such fiscal year or partial fiscal year. The Annual Bonus Pool, if any, shall be distributed to such key employees of the Company (including Executive) and in such amounts as the Board may determine in its sole discretion after giving due consideration to the recommendations of Executive. Distributions from the Annual Bonus Pool, if any, shall be payable by March 1 of the following year.
An Annual Bonus Pool shall be established with respect to any fiscal year of the Company in which the Company achieves the performance goals developed by the Board in its sole discretion with respect to such fiscal year after consultation with Executive, which performance goals may be based on the Company's return on its net assets, earnings before interest and taxes or other factors determined by the Board. For purposes of this Agreement, the term "Annual Bonus Pool" shall mean an amount equal to ten percent (10%) of the aggregate earnings (if any) of the Northcoast Companies (as defined in Section 2.1.2 of the Stock Purchase Agreement), before interest, before taxes, and before any amortization of goodwill arising from the transactions contemplated by the Asset Purchase Agreement, the Stock Purchase Agreement or the Merger Agreement, all as reflected on the statements of income of the Northcoast Companies in accordance with generally accepted accounting principles, and including as an expense for the purpose of such calculation the amount of the Annual Bonus Pool and all sales commissions payable by the Northcoast Companies.

               (c) SIGNING BONUS. On the day after the Closing Date, the Company will cause Northcoast/America to discharge Executive's existing indebtedness to Northcoast/America in the amount of $105,099.89, or will pay such amount to Northcoast/America on Executive's behalf (the "Signing Bonus"). Executive and the

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Company will each treat such cancellation or satisfaction of indebtedness, for income tax purposes, as being $105,099.89 of compensation to Executive for services performed, and will prepare their respective tax returns accordingly. On or before the first payroll date after the Closing Date, Executive will pay the Company all federal, state and local tax withholdings due as a result of the Signing Bonus.

          3. BENEFITS. During the Employment Period, Executive shall be entitled: (a) to participate in any group medical, short-term and long-term disability, and life insurance benefit plans and any 401(k) or other retirement savings or pension plans which are maintained or established for employees of the Company generally (but subject to the eligibility and vesting provisions thereof); (b) to the use of one (1) automobile which may be selected by Executive but shall be subject to the approval of the Board (which automobile may be owned or leased by the Company), and the payment or reimbursement by the Company for the expenses of related insurance, maintenance and repair, and gas and oil (but only to the extent the automobile is used for business purposes); (c) to four (4) weeks' paid vacation per year; (d) to reimbursement of monthly dues paid by Executive for one country club or dining club approved by the Board and up to two travel clubs approved by the Board; and (e) to be reimbursed for reasonable business, promotional, travel and entertainment expenses actually incurred by Executive on behalf of the Company in the performance of his duties during the Employment Period, if and to the extent such expenses are approved by the Board. Executive agrees that he shall at all times keep, maintain and furnish to the Company adequate records and documentation of the benefits provided under paragraphs (b), (d) and (e) of this Section 3 in accordance with Company policies as in effect from time to time, and to the extent required by the United States Internal Revenue Code and the regulations thereunder to ensure the availability to the Company of all deductions and credits attributable to such benefits. Executive acknowledges that reimbursed club dues and non-business usage of Company-provided automobiles will be treated for income tax purposes as compensation to Executive for services performed.

          4. NONCOMPETITION. Executive agrees that during the Employment Period and for a period of one (1) year thereafter, he will not directly or indirectly operate or perform any advisory or consulting services for, invest in (other than publicly traded stock constituting less than 5% of the equity of a publicly held corporation), or otherwise operate or become associated in any capacity with, any corporation, partnership, organization, proprietorship or other business entity or association which sells or performs services then in competition with the Company in the Business anywhere within the United States of America; PROVIDED, HOWEVER, that if the Company terminates Executive's employment without Cause (as defined in Section 8(e)) and the Company desires to have this noncompetition covenant remain in effect with respect to any period of time following the fifth anniversary of the date of this Agreement, then the Company shall pay to Executive the sum of Fifty Thousand Dollars ($50,000) as additional consideration for this covenant for the twelve-month period following the later to occur of the fifth anniversary of the date of this Agreement and the effective date of Executive's termination of employment, payable quarterly in arrears.

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          5.   NONDISCLOSURE.  Executive agrees at all times to hold as secret and confidential (unless disclosure is required by the Company or would be in furtherance of Executive's employment with the Company or is required pursuant to court order, subpoena in a governmental proceeding, arbitration or pursuant to other process or requirement of law) any and all knowledge, information, developments, manufacturing and trade secrets, know-how and confidences of the Company or its business of which he has knowledge as of the date hereof, or of which he may acquire knowledge during the Employment Period, to the extent such matters have not previously been made public, are not thereafter made public or do not otherwise become available to Executive from a third party who is not, to Executive's best knowledge, bound by any confidentiality agreement with the Company ("Confidential Information"). The phrase "made public" as used in this Agreement shall apply to matters within the domain of (a) the general public or
(b) the Company's industry. Executive agrees not to use such knowledge for his own benefit or for the benefit of others or, except as provided above, disclose any of such Confidential Information without the prior written consent of the Board, which consent shall make express reference to this Agreement.

          6. NONINTERFERENCE. Executive agrees that during the Employment Period and for a period of one (1) year thereafter, he will not, without the prior written consent of the Board, directly or indirectly solicit, induce or attempt to solicit or induce any employee, agent, or other representative or associate of the Company to terminate its relationship with the Company or in any way interfere with such a relationship or a relationship between the Company and any of its suppliers or distributors.

          7. DISCLOSURE OF PROPRIETARY INTELLECTUAL PROPERTY. Executive agrees that he will promptly disclose to the Company any and all improvements, discoveries, ideas or inventions composing proprietary intellectual property which may be material to the operations and business of the Company (the "Improvements") which Improvements are made or conceived by Executive, acting alone or in conjunction with others, either (a) during the Employment Period, or
(b) within two (2) years after the Employment Period, if such Improvement results from or was suggested by such employment or in any way relates to the Business. Executive shall not disclose any such Improvement to any person except the Company and shall use all reasonable efforts to provide the Company written disclosure of such Improvements. Each such Improvement shall be the sole and exclusive property of and is hereby assigned to the Company. Executive agrees that, at the request of the Company, Executive will execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including without limitation the giving of testimony) as the Company may from time to time reasonably request in order to obtain for the Company a registration or patent in the United States or any foreign country covering or pertaining to any such Improvement.

          8.   TERMINATION.

               (a) BY EXECUTIVE WITHOUT GOOD REASON. This Agreement may be terminated by Executive at any time without Good Reason (as defined below) upon the giving

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of thirty (30) days' advance written notice to the Company.  In the event
Executive terminates this Agreement without Good Reason, (i) the Company shall pay to Executive his base salary accrued through the effective date of such termination, and (ii) bonus compensation pursuant to Section 2(b) hereof shall cease to accrue on the effective date of such termination and shall be payable on a pro-rated basis through such date no later than sixty (60) days after the end of the Company's fiscal year in which such termination becomes effective. As used herein, the term "Good Reason" means only (i) a requirement that Executive relocate his principal place of business to a location more than fifty (50) miles outside of Ottawa Lake, Michigan without Executive's consent, (ii) a significant diminution in Executive's position, responsibilities or authority (other than during any period of time during which Executive is unable to perform such responsibilities, such as during any Disability), or (iii) a material breach of this Agreement by the Company which is not cured within ten (10) days after notice thereof is given to the Company, including without limitation any failure by the Company to pay to Executive the compensation or benefits to which he is entitled hereunder.

               (b) DISABILITY OF EXECUTIVE. If Executive becomes physically or mentally disabled, whether totally or partially, such that he is unable to perform his services hereunder (a "Disability") throughout the Disability Period (as defined below), the Company may terminate this Agreement at any time after the end of the Disability Period by written notice to Executive and, except for the obligations of Executive set forth in Sections 4 through 7 hereof, the payment by the Company of Executive's base salary through the end of the month in which such termination becomes effective, the reimbursement of business expenses, and the payment by the Company of bonus compensation in accordance with the following sentence, all rights and obligations of the Company and Executive hereunder shall terminate. In the event of any termination pursuant to this Section 8(b), bonus compensation pursuant to Section 2(b) hereof shall cease to accrue at the end of the Disability Period and shall be payable on a pro-rated basis through the end of the month in which such termination becomes effective no later than sixty (60) days after the end of the fiscal year in which such termination becomes effective. For purposes hereof, the term "Disability Period" means the SHORTER of (i) the period beginning on the date of onset of the Disability and ending on the date Executive becomes entitled to receive long-term disability benefits under any long-term disability insurance coverage provided through the Company, or (ii) the six (6) month period following the date of onset of the Disability. Notwithstanding anything contained herein to the contrary, during the period following the onset of any Disability, but prior to a termination of this Agreement pursuant to this
Section 8(b), the Company shall continue to pay Executive his base salary and shall continue to provide him any benefits to which he may be entitled hereunder.

               (c) DEATH OF EXECUTIVE. In the event of Executive's death, this Agreement shall be terminated without notice by any party as of the end of the month in which Executive's death occurs, and, except for the payment by the Company of Executive's base salary through the end of such month, the reimbursement of business expenses, the payment of any life insurance proceeds to which the beneficiaries of Executive may be entitled, and the payment by the Company of bonus compensation in accordance with the following sentence, all rights and obligations of the Company and Executive's heirs hereunder shall terminate. In

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the event of any termination pursuant to this Section 8(c), bonus compensation pursuant to Section 2(b) hereof shall cease to accrue at the end of the month in which Executive's death occurs and shall be payable on a pro-rated basis through such month no later than sixty (60) days after the end of the Company's fiscal year in which the termination becomes effective.

               (d) BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON. In the event the Company terminates this Agreement without Cause (as defined below), other than due to Executive's death or Disability, or if Executive terminates this Agreement for Good Reason, the Company shall continue to pay to Executive his annual base salary in accordance with Section 2(a) hereof, as in effect at the date of termination, (i) until the third anniversary of the date of this Agreement, if such termination occurs within thirty (30) months after the date hereof, or (ii) for a period of six (6) months after such termination, if such termination occurs on or after the date which is thirty
(30) months after the date of this Agreement. In the event of any termination pursuant to this Section 8(d), bonus compensation pursuant to Section 2(b) hereof shall cease to accrue at the end of the month in which such termination becomes effective and shall be payable on a pro-rated basis through such month no later than sixty (60) days after the end of the Company's fiscal year in which the termination becomes effective. The obligations of Executive set forth in Sections 4 through 7 hereof shall survive any termination of this Agreement pursuant to this Section 8(d).

               (e) BY THE COMPANY FOR CAUSE. This Agreement may be terminated at any time by the Company for Cause by written notice to Executive. In such event, all rights and obligations of the parties hereunder shall immediately terminate, except for the obligations of Executive set forth in Sections 4 through 7 hereof, the payment by the Company of Executive's base salary through the end of the month in which such termination occurs, the reimbursement of business expenses, and the payment by the Company of bonus compensation in accordance with the following sentence. In the event of any termination pursuant to this Section 8(e), bonus compensation pursuant to Section 2(b) hereof shall cease to accrue at the end of the month in which such termination occurs and shall be payable on a pro-rated basis through such month no later than sixty (60) days after the end of the Company's fiscal year in which the termination occurs. As used herein, the term "Cause" means the occurrence of any of the following events: (i) Executive's conviction of any felony, or Executive's embezzlement or misappropriation of money or other property of the Company; (ii) Executive's failure reasonably to perform his duties on behalf of the Company, which duties are consistent with Executive's position, which failure is not remedied by Executive within ten (10) days after receipt of written notice of such alleged failure; (iii) any act of gross negligence or corporate waste with respect to the Company; or (iv) any breach by Executive of any of the terms of Sections 4 through 7 of this Agreement or any breach of the fiduciary duties owed by Executive to the Company.

          9. REMEDY FOR CERTAIN BREACHES. Executive acknowledges that in consideration for the covenants set forth in Sections 4 through 7 hereof, the Company has granted to Executive the employment, salary and benefits described herein, and that such covenants were negotiated at arms' length and are required for the fair and reasonable protec-

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tion of the Company. Executive further acknowledges and agrees that a breach of any of such covenants will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and Executive agrees that in the event of any such breach the Company and its successors and assigns shall be entitled to injunctive relief to restrain such breach by Executive and to such other and further relief (including damages) as is proper under the circumstances.

          10. REFORMATION OF AGREEMENT; SEVERABILITY. The parties intend this Agreement to be enforced as written. However, in the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable as against public policy or otherwise, Executive and the Company hereby authorize and instruct such court to exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company. In the event that any term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed upon intent of the parties that all remaining terms of this Agreement shall remain in full force and effect to the maximum extent permitted by law and this Agreement shall be enforceable as if such void or unenforceable term had never been a part hereof.

          11. NOTICES. Any notice required to be given under the terms of this Agreement shall be in writing and shall either be delivered in person or by United States mail. Notices mailed to Executive shall be addressed to him at his last known address as reflected on the records of the Company, and notices mailed to the Company shall be addressed to the Company, Attention: Chairman of the Board, in care of Chart Industries, Inc., 5885 Landerbrook Drive, Suite 150, Mayfield Heights, Ohio 44124, or delivered in person to the Chairman of the Board. Notices sent by registered or certified mail shall be deemed given when mailed; otherwise, they shall be deemed given when received.

          12. ASSIGNMENT. No rights of any kind under this Agreement shall, without the written consent of the Company, be transferable to or assignable by Executive, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

          13. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and there shall be no implied terms in addition to the express terms contained herein. Concurrently herewith, in the Stock Purchase Agreement, in the Asset Purchase Agreement and in the Merger Agreement, Executive has made certain nondisclosure, noncompetition and noninterference covenants to and for the benefit of the Company and its affiliates, which covenants by Executive are similar to those contained in Sections 4, 5 and 6 hereof. It is the mutual intent of Executive and the Company that such separate covenants in the Stock Purchase Agreement, the Asset Purchase Agreement and the Merger Agreement shall be not be affected by this Agreement or the continuation, expiration or termination of Executive's employment hereunder, and that such

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separate covenants shall be separately enforceable in accordance with the respective terms thereof notwithstanding any provision hereof.

          14. AMENDMENTS, WAIVERS, ETC. This Agreement may not be changed orally, but only by an agreement, in writing, signed by Executive and an officer of the Company specifically designated by the Board to execute such amendment. The terms of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time or from time to time to require performance of any of Executive's obligations under this Agreement shall in no manner affect the Company's right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

          15. CAPTIONS. The section and paragraph headings used in this Agreement are intended solely for convenience of reference and shall not be given effect in construing its provisions.

          16. CAPACITY. Executive represents and warrants to the Company that he has full legal power and capacity to execute, deliver and perform this Agreement.

          17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the conflicts of laws principles thereof.

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          IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Employment Agreement on the date first written above.


                                   NORTHCOAST ACQUISITION CORP.
                                   (the "Company')


                                   By:  /s/ James R. Sadowski
                                      ----------------------------------------
                                        James R. Sadowski, President
                                        and Chief Operating Officer


                                    Mark A. Bauman
                                   -------------------------------------------
                                    MARK A. BAUMAN
                                   ("Executive")






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